Exhibit 2b

                        CONFIDENTIAL TREATMENT REQUESTED

          Confidential Portions of This Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The United States Securities and Exchange Commission.

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of September 30, 1999, by Orkin Canada, Inc., a New Brunswick corporation ("Buyer"), Orkin Expansion, Inc., a Delaware corporation ("Expansion"), S.C. Johnson Commercial Markets, Inc., a Delaware corporation ("CMI") and S.C. Johnson Professional, Inc., a Delaware corporation ("JPI" and together with CMI, the "Seller").

                                    RECITALS

A. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") in the capital of PCO Services, Inc., a Canadian federal corporation (together with the NSULC (as defined below) subsequent to the Amalgamation (as defined below), the "Company"), together with certain other assets owned by Seller, and Buyer and Seller desire to enter into certain other agreements all for the consideration and upon the terms set forth in this Agreement.

B. Seller desires to sell, and Expansion desires to purchase, Seller's Intellectual Property Assets (as hereinafter defined), for the consideration and upon the terms set forth in this Agreement.

C. Prior to the Closing, CMI will contribute the Shares and the Seller's Intellectual Property Assets to its wholly owned subsidiary JPI.

D. Prior to the Closing (as defined herein) Seller will cause (i) PCO Services, Inc. to form a Nova Scotia unlimited liability company subsidiary (the "NSULC");
(ii) PCO Services, Inc. to continue from the federal jurisdiction to Nova Scotia as a limited liability Nova Scotia company; and (iii) PCO Services, Inc. to amalgamate and consolidate with and into the NSULC under the laws of Nova Scotia and to continue as an unlimited liability company under the laws of Nova Scotia (the "Amalgamation").

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Adjustment Amount" -- as defined in Section 2.5.

         "Applicable Contract" -- any Contract (a) under which the Company has any rights, or (b) under which the Company is subject to any obligation or liability, in each case which Contract has an economic benefit or obligation to the Company in excess of CDN [***].

         "Balance Sheet" -- as defined in Section 3.4.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved within the time frame contemplated by this Agreement; provided, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take any action or actions that would result in a material reduction in the benefits of or a material increase in costs under this Agreement and the Contemplated Transactions to such Person.

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach or failure.

         "Buyer" -- as defined in the first paragraph of this Agreement.

         "Closing" -- as defined in Section 2.3.

         "Closing Cash Payment" -- as defined in Section 2.6(a).

         "Closing Date" -- as defined in Section 2.3.

         "Company" -- as defined in the Recitals of this Agreement.

         "Competition Act" -- the Competition Act (Canada), R.S.C. 1985, c.34, as amended.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by the Seller to Buyer;

         (b) the execution, delivery, and performance of the Noncompetition Agreement, and the Seller's Release;

         (c) the acquisition by Expansion of the Intellectual Property Assets;

         (d) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

         (e) Buyer's acquisition of ownership of the Shares and the ability to exercise control over the Company.

         "Contract"  --  any  agreement,  contract,   obligation,   promise,  or
undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages" -- as defined in Section 10.2.

         "Disclosure Letter" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement as supplemented pursuant to this Agreement.

         "Encumbrance" -- any mortgage, charge, claim, lien (statutory or otherwise), hypothec, adverse claim, option, pledge, security interest, right of first refusal, or restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Employee Plans" -- as defined in Section 3.12.

         "Environment" -- soil, land surface or subsurface strata, surface waters (including, if applicable, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life.

         "Environmental Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law consisting of or relating to:

         (a) any environmental contamination existing as of the Closing Date;

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, or remedial, or inspection costs and expenses arising under Environmental Law; or

         (c) financial  responsibility under Environmental Law for cleanup costs
or  corrective   action,   including  any   investigation,   cleanup,   removal,
containment, or other remediation or response actions ("Cleanup"); or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

         "Environmental Law" -- any formerly or currently applicable Legal Requirement that requires :

         (a) advising appropriate authorities, and the public of intended or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

         (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) protecting resources, species, or ecological amenities;

         (e)  reducing  to   acceptable   levels  the  risks   inherent  in  the
transportation of Hazardous Materials;

         (f) cleaning up Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or

         (g) making responsible parties pay private parties, or groups of them, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Environmental  Permit"  --  any  Governmental   Authorization  issued,
granted, given or otherwise made available pursuant to any Environmental Law.

         "Facilities" -- any real property, leaseholds, or other interests in real property currently or formerly owned or operated by the Company and any buildings, plants or structures currently or formerly owned or operated by the Company.

         "GAAP" -- generally accepted Canadian accounting principles, including those set out in the Handbook of the Canadian Institute of Accountants, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

         "Governmental Body" -- any:

         (a) nation, state, province, territory, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, provincial, territorial, local, municipal, foreign, or other government;

         (c)  governmental  or   quasi-governmental   authority  of  any  nature
(including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

         (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Activity" -- the distribution, generation, application, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

containing Hazardous Materials in excess of Legal Requirements) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment; provided, however, that the term "Hazardous Activity" shall not include the use and application of pesticides and other Hazardous Materials in connection with the lawful conduct of the business of the Company.

         "Hazardous Materials" -- any waste or other substance listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Income Tax Act"-- the Income Tax Act (Canada) R.S.C. 1985 c.1 (5th
Supp) as amended.

         "Independent Accounting Firm" -- as defined in Section 2.6(d).

         "Intellectual Property Assets" -- as defined in Section 3.21.

         "Interim Balance Sheet" -- as defined in Section 3.4.

         "Investment Canada Act" -- the Investment Canada Act, R.S.C. 1985, c.28 as amended.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) in the case of the Seller, if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting the business of the Company in the Ordinary Course of Business.

         As  used  herein,   "Knowledge"  (including  the  phrase  "to  Seller's
Knowledge", "to Buyer's Knowledge" or similar phrases) shall mean, (1) with respect to Seller, the Knowledge of [***], and (only with respect to the representations in Section 3.17) [***]and (2) with respect to Buyer, the Knowledge of [***], and [***].

         "Legal Requirement" -- any federal, provincial, territorial, state, local, municipal, foreign, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty formerly or currently in effect.

         "Material Adverse Effect" or "Material Adverse Change" -- an occurrence or event shall be deemed to have a Material Adverse Effect or to have caused a Material Adverse Change if such effect or change materially adversely affects the business or financial condition of the Company taken as a whole.

         "Noncompetition Agreement" -- as defined in Section 2.4(a)(iv).

         "Objections" -- as defined in Section 2.6(b).

         "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any mandatory program of a Governmental Body designed to provide safe and healthful working conditions.

         "Order" -- any award, decision,  injunction,  judgment,  order, ruling,
subpoena,  or  verdict  entered,   issued,  made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); or

         (c) such action is similar to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Purchase Price" -- as defined in Section 2.2.

         "Purchase Price Adjustment Calculation" --as defined in Section 2.6(b).

         "Related Person" -- with respect to a specified person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any  Person  in  which  such  specified  Person  holds  a  Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related  Person of any  individual  described  in clause (b) or
(c).

         For purposes of this definition, "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

         "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional other than usage or application in the Ordinary Course of Business.

         "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Seller" -- as defined in the first paragraph of this Agreement.

         "Seller's Release" -- as defined in Section 2.4.

         "Shares" -- as defined in the Recitals of this Agreement, together with any shares issued as a result of the Amalgamation.

         "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body are held by the

Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Tax" -- any and all federal, provincial, state, local, municipal, foreign or other taxes, charges, fees, imposts, duties or other assessments of whatever nature, including any obligation to collect and pay over taxes imposed on another Person, together with interest, penalties and additional amounts, imposed by any taxing authority.

         "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (either in writing, or to the Knowledge of the pertinent party, orally) or any notice has been given (either in writing, or to the Knowledge of the pertinent party, orally) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Year 2000 Compliant" -- as defined in Section 3.26.

         2. SALE AND TRANSFER; CLOSING

            2.1 SHARES AND INTELLECTUAL PROPERTY ASSETS

         Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares and the Intellectual Property Assets to Buyer or Expansion, as the case may be, and Buyer or Expansion, as the case may be, will purchase the Shares and the Intellectual Property Assets from Seller.

            2.2 PURCHASE PRICE

         The purchase price for the Shares, the Intellectual Property Assets, and the Noncompetition Agreement will be Twenty Five Million United States Dollars (US $25,000,000) plus or minus, as the case may be, (a) the Adjustment Amount; (b) any adjustment made pursuant to Section 2.8(b); and (c) any payment made pursuant to Article 10 of this Agreement (collectively, the "Purchase Price").

            2.3 CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Arnall Golden & Gregory, LLP in Atlanta, Georgia, at 10:00 a.m. (local time) on October 29, 1999, to be effective as of 12:01 a.m., local time, on October 31, 1999, or at such other time and place as the parties may agree. The effective date of the Closing shall be the "Closing Date". Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

            2.4 CLOSING OBLIGATIONS

                At the Closing:

                (a) Seller will deliver:

                    (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed irrevocable stock powers) for transfer to Buyer;

                    (ii) a release executed by Seller in form and substance reasonably satisfactory to the Buyer ("Seller's Release");

                    (iii)an assignment or assignments, in form and content acceptable to the Canadian Intellectual Property Office ("CIPO") and/or the United States Patent and Trademark Office, as appropriate, evidencing the assignment and transfer to Expansion of the
                    Intellectual Property Assets;

                    (iv) a  noncompetition  agreement  in the  form  of  Exhibit
                    2.4(a)(iv),   executed   by  Seller   (the   "Noncompetition
                    Agreement"); and

                    (v) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with
                    Section 5.5);

                    (vi) a duly executed resignation of each director and officer (who is not an employee of the Company) of the Company as Buyer may specify in writing, together with a release from each such director and officer;

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
                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                    (vii)a duly executed resignation of the auditors of the Company effective as at the Closing (if applicable);

                    (viii)an opinion of counsel of Seller, in form and substance reasonably satisfactory to the Buyer; and

                    (ix) such other documents as are reasonably required to consummate the Contemplated Transactions.

                (b) Buyer or Expansion, as the case may be, will deliver:

                    (i)subject to Section 2.7, the Closing Cash Payment, by wire transfer to an escrow account specified by Buyer, which shall provide that the interest earned thereon (if any) shall be retained by Seller, and that the Closing Cash Payment shall be delivered to an account specified by Seller on November 1, 1999;

                    (ii) a certificate executed by Buyer representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                    (iii)a  letter  of  no  action  and/or  an  advance   ruling
                    certificate under the Competition Act in respect of the Buyer's pre-notification filing under the Competition Act;

                    (iv) an opinion of counsel to Buyer, in form and substance reasonably satisfactory to the Seller; and

                    (v) such other documents as are reasonably required to consummate the Contemplated Transactions.

            2.5 ADJUSTMENT AMOUNT

         The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Adjusted Net Worth of the Company as of the date of the Balance Sheet, determined in accordance with GAAP (adjusted, as applicable, in the manner set forth in Part 3.4 of the Disclosure Letter), from the Adjusted Net Worth of the Company as of the Closing Date. The "Adjusted Net Worth" of the Company shall be equal to the book value of the assets of the Company, less the book value of the liabilities of the Company; provided, however, that (a) the Adjusted Net Worth of the Company as of the date of the Balance Sheet shall be further adjusted by subtracting from the book value of the assets of the Company [***] of the cash included on the Balance Sheet and (b) the Adjusted Net

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

Worth of the Company as of the Closing Date shall be adjusted by adding the amount of any [***] for [***] contained on the Balance Sheet.

            2.6 ADJUSTMENT PROCEDURE

                (a) On or before two (2) business days prior to the Closing Date, the Seller shall make a good faith estimate of the Adjustment Amount (using the conversion rate between United States and Canadian dollars in effect on such date), and shall notify Buyer in writing of such estimate. Such estimate shall be added to US $25,000,000, and the resulting number shall be the "Closing Cash Payment".

                (b) In order to finally determine the amount of the Purchase Price, after the Closing, Seller shall perform an initial calculation of the Adjustment Amount (the "Purchase Price Adjustments Calculation") which shall be delivered to Buyer within 30 days following the Closing Date (using the conversion rate between United States and Canadian dollars in effect on the Closing Date). All expenses incurred in connection therewith shall be borne by Seller; provided, that Buyer shall cooperate with and provide information and access to information to Seller, at no cost, during such period. Buyer shall have a period of 30 days after receipt of the Purchase Price Adjustments Calculation to present to Seller in writing any objections and the amounts related thereto (the "Objections") which Buyer may have with respect to the Purchase Price Adjustments Calculation, which Objections shall be presented in reasonable detail. At its own expense, Buyer (including its internal auditors) and its certified public accountants/chartered accountants shall have the opportunity during and following the preparation of the Purchase Price Adjustments Calculation to consult with Arthur Andersen and the chief financial officer, controller, or any other officer of Seller engaged in the calculation, to observe, review, and examine the work papers, schedules, and other documents prepared or used in connection with the Purchase Price Adjustments Calculation, and to review the books and records of Seller related to such calculation. If no Objections are raised by Buyer within such 30-day period, the Purchase Price Adjustments Calculation shall be deemed accepted and approved by Buyer and the Purchase Price shall be adjusted using the Adjustment Amount as determined in the Purchase Price Adjustments Calculation.

                (c) If, within such 30-day period, Buyer raises Objections, Buyer and Seller shall attempt in good faith to resolve the matter or matters in dispute and, if resolved, such resolution shall be final, conclusive and binding upon the parties hereto and the Purchase Price shall be finally determined using the Adjustment Amount as so determined.

                (d) If the dispute referred to in Section 2.6(c)is not resolved by Buyer and Seller within 10 days after delivery of the Objections, then the specific matters in dispute shall be submitted to Ernst & Young or such other nationally recognized accounting firm as Buyer and Seller may mutually agree upon (the "Independent Accounting Firm"), which firm shall be requested to make a determination as to such matter or matters as are in dispute within 30 days after such submission of the dispute to the Independent Accounting Firm, which determination shall be final, conclusive and binding upon the parties hereto and the Purchase Price shall be finally determined using the Adjustment Amount as so determined. The Independent Accounting Firm shall act as experts and not as arbitrators and shall decide only those matters in dispute. The Independent Accounting Firm shall simultaneously deliver its written determination to Buyer and Seller. Seller and Buyer shall share the fees and expenses of the Independent Accounting Firm equally. Seller and Buyer agree to cooperate in good faith with each other, with each other's authorized representatives and with the Independent Accounting Firm, if any, in order that any and all matters in dispute may be resolved as soon as practicable.

                (e) If the final Purchase Price Adjustments Calculation results in a Purchase Price that is greater than the Closing Cash Payment, then Buyer shall pay the difference between the final Purchase Price and the Closing Cash Payment to Seller. If the final Purchase Price Adjustments Calculation results in a Purchase Price that is less than the Closing Cash Payment, then Seller shall pay the difference between the final Purchase Price and the Closing Cash Payment to Buyer. No interest shall be due or payable respecting any payments to be made pursuant to this
                Section 2.6(e). Any and all payments required to be made by Buyer or Seller as a result of adjustments made pursuant to this
                Section 2.6(e) shall be made by wire transfer of immediately available funds within five business days after the final determination of the amount of the Purchase Price. The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.6 shall not limit or affect any other rights or causes of actions either Buyer or Seller may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

            2.7 WITHHOLDING

                (a) If a certificate acceptable to the Buyer, acting reasonably, pursuant to Section 116(2) of the Income Tax Act with respect to the Shares is not delivered to the Buyer at or before the Closing, the Buyer shall be entitled to withhold from the Purchase Price payable at the Closing the amount required to be remitted to the Receiver General pursuant to Section 116 of the Income Tax Act (the "Withheld Amount").

                (b) If the Seller delivers to the Buyer prior to the 25th day after the end of the month in which the Closing Date occurs a certificate acceptable to the Buyer, acting reasonably, issued by the Minister of National Revenue under Section 116(4) of the Income Tax Act, the Buyer shall promptly pay to the Seller the Withheld Amount.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                (c) If the Seller does not deliver to the Buyer within the specified time the certificate described in Section 2.7(a) or
                (b) above and the Buyer has withheld the Withheld Amount, the Buyer shall (i) remit to the Receiver General the amount required to be remitted pursuant to Section 116 of the Income Tax Act (Canada) and the amount so remitted shall be credited to the Buyer as a payment to the Seller on account of the Purchase Price, and (ii) pay the remaining portion of the Withheld Amount, if any, to the Seller.

            2.8 RE-PURCHASE OF ACCOUNTS RECEIVABLE

                (a) Within thirty (30) days after the Closing, Seller shall cause the Company to deliver to Buyer a detailed listing of open accounts receivable of the Company as of the day immediately preceding the Closing (the "Accounts Receivable") together with an aging schedule therefor.

                (b) Within thirty (30)days after the [***] and [***] day following the Closing Date, Buyer shall present Seller with a detailed listing of the accounts and invoices which were listed on the Accounts Receivable list delivered at Closing and which remain outstanding on such date (the "Uncollected AR Calculation"). Seller shall have a period of 30 days after receipt of the Uncollected AR Calculation to present to Buyer in writing any objections and the amounts related thereto (the "AR Objections")which Seller may have with respect to the Uncollected AR Calculation, which AR Objections shall be presented in reasonable detail. At its own expense, Seller (including its internal auditors) and its certified public accountants/chartered accountants shall have the opportunity during and following the preparation of the Uncollected AR Calculation to consult with Arthur Andersen and the chief financial officer, controller, or any other employee of Buyer or the Company engaged in the calculation of the Uncollected AR Calculation, to observe, review, and examine the work papers, schedules, and other documents prepared or used in connection with the Uncollected AR Calculation, and to review the books and records of Buyer related to such calculation. If Seller raises no AR Objections within such 30-day period, the Uncollected AR Calculation shall be deemed accepted and approved by Seller. If, within such 30-day period, Seller raises AR Objections, Buyer and Seller shall attempt in good faith to resolve the matter or matters in dispute and, if resolved, such resolution shall be final, conclusive and binding upon the parties hereto. If the parties fail to reach such resolution within ten (10) days after delivery of the AR Objections, the dispute mechanism set forth in Section 2.6(d) of this Agreement shall apply. Once the
                Uncollected AR Calculation is finally determined and any payments with respect to such invoices during the determination period, together with any [***] on [***] or [***] which cannot be [***] to [***] have been [***] thereto, then the reserve against accounts receivable reflected in the final Purchase Price Adjustments Calculation shall be subtracted therefrom. If the result is a positive number, it is the "A/R Overpayment"; if negative, it is the "A/R Underpayment." If there is an A/R Overpayment, then the Buyer shall be entitled to (A) cause the

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                Seller to re-purchase all uncollected Accounts Receivable from the Company for an amount equal to the A/R Overpayment or (B) retain one or more Accounts Receivable included on the Accounts Receivable list (the "Retained A/R"), and cause the Seller to pay to Buyer the A/R Overpayment, [***] of the book amount of the Retained A/R. If there is an A/R Underpayment, then Purchaser shall pay Seller such amount (even though expressed as a negative number). The Purchase Price shall be adjusted by the A/R Overpayment or A/R Underpayment, as the case may be.

                (c) Between the Closing Date and the date of its presentation of the Uncollected AR Calculation, Buyer shall, and shall cause the Company to, (i) undertake to collect the Accounts Receivable in a manner consistent with the Company's past practices in the Ordinary Course of Business, and (ii) apply any payments received from any customer listed on the Accounts Receivable list in the manner directed by such Customer, and, if the customer fails to designate an invoice for payment, then the payment shall be applied against the Accounts Receivable balance of such customer as in existence immediately preceding the Closing Date.

            2.9 PURCHASE PRICE ALLOCATION

                The parties agree to allocate, for all purposes including United States and Canadian Tax purposes, the Purchase Price among the Shares, the Intellectual Property Assets, and the Noncompetition Agreement as mutually agreed by the parties on or before the Closing. Furthermore, the parties acknowledge that, for United States Tax purposes, the Contemplated Transactions will be treated as a sale of assets. Accordingly, the parties agree to further allocate the Purchase Price attributable to the Shares among each class of assets owned by the Company as mutually agreed by the parties on or before the Closing. The Parties shall negotiate in good faith to reach an agreement respecting such allocations prior to the Closing, including an allocation of [***] to the [***] and at least [***] to the [***].

            3.  REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller represents and warrants to Buyer that, except as set forth in the Disclosure Letter:

            3.1 ORGANIZATION AND EXISTENCE

                (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each). The Company is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect, and will deliver copies of the Organizational Documents of the NSULC as soon as practicable after formation.

            3.2 AUTHORITY; NO CONFLICT

                (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and principles governing the availability of equitable remedies. Seller has the right, power, authority, and capacity to execute and deliver this Agreement, the Seller's Release, and the Noncompetition Agreement and to perform its obligations hereunder and thereunder .

                (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i)  contravene,  conflict with, or result in a violation of
                    (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                    (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

                    (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                    (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                    (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Except as set forth in Part 3.2 of the Disclosure Letter or as may be required under the Competition Act or the Investment Canada Act, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

            3.3 CAPITALIZATION

     The authorized capital of PCO Services, Inc. consists of an unlimited number of common shares, of which 250,600,001 shares are issued and outstanding. Upon the consummation of the Amalgamation, the authorized capital of the Company shall consist of an unlimited number of common shares, of which 250,600,001 shares will be issued and outstanding before the Closing, and will constitute the Shares. Seller is currently the owner of all of the issued and outstanding shares of PCO Services, Inc., and, before the Closing, will be the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are, or before the Closing will be, owned by Seller), all of the outstanding equity securities and other securities of the Company are owned of record and beneficially by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been or (before the Closing) will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the equity securities or other securities of the Company was or (before the Closing) will be issued in violation of any Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

            3.4 FINANCIAL STATEMENTS

     Seller has delivered to Buyer: (a) the unaudited balance sheet of the Company as at June 30 in each of the years 1996 through 1998, and the related statement of income, and cash flow for each of the fiscal years then ended, (b) an unaudited balance sheet of the Company as at June 30, 1999 (including the notes thereto, the "Balance Sheet"), and the related statement of income, and cash flow for the fiscal year then ended, and (c) an unaudited balance sheet of the Company as at August 31, 1999 (the "Interim Balance Sheet") and the related unaudited statement of income, and cash flow for the two (2) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), and except as set forth in Part 3.4 of the Disclosure Letter; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

            3.5 BOOKS AND RECORDS

     The books of account, minute books, registers, share books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with Legal Requirements and sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

            3.6 TITLE TO PROPERTIES; ENCUMBRANCES

     Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned or held by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns all the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet as being owned by the Company are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages, hypothecs, or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages, hypothecs, or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens, levies and assessments for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which individually or in the aggregate is substantial in amount, or materially impairs the present use of the property by the Company, (ii) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto, or (iii) as set forth in the applicable deed or lease or as excepted in the applicable title insurance policy or letter of counsel to the extent currently in Seller's possession.

            3.7 CONDITION AND SUFFICIENCY OF ASSETS

     The buildings, plants, structures, and equipment of the Company, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for maintenance and repairs that are not material in nature or cost. The Company owns or has the right to use buildings, plants, structures, and equipment which are sufficient for the continued conduct of the Company' businesses after the Closing in substantially the same manner as conducted prior to the Closing, subject to the obtaining of the consents set forth in Schedule
3.2 to the Disclosure Letter.

            3.8 INVENTORY

     All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down in accordance with GAAP in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

            3.9 ACCOUNTS RECEIVABLE; CUSTOMER PREPAYMENTS; NO UNDISCLOSED LIABILITIES

     All Accounts Receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All payments received by the Company from customers in advance of services being performed are properly reflected as liabilities on the Balance Sheet and Interim Balance Sheet in accordance with GAAP. Except as set forth in
Part 3.9 of the Disclosure Letter, the Company has no liabilities or obligations which would be required to be reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, in each case in accordance with GAAP and are not so reflected except for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

            3.10 TAXES

                 (a) The Company has filed or caused to be filed on a timely basis, all Tax Returns that are or were required to be filed by or with respect to the Company, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has made available to Buyer copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or capital taxes filed for tax periods ending on June 30, 1995 and thereafter. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise (including, without limitation, any payroll, sales, or other trust fund taxes), or pursuant to any assessment received by Seller (with respect to the Company) or the Company, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                 (b) The Tax Returns of the Company subject to such Taxes have been audited by the relevant tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30,1995. Part 3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Letter describes all adjustments to the income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since June 30, 1993, and the resulting proposal or deficiencies. Except as described in Part 3.10 of the Disclosure Letter, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                 (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are, to Seller's Knowledge at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                 (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                 (e) The corporate actions described in recital (D) of this Agreement will not cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax.

                 (f) Seller is not a registrant for the purpose of Part IX of the Excise Tax Act (Canada).

            3.11 NO MATERIAL ADVERSE CHANGE

     Since the date of the Balance Sheet, there has not been any Material Adverse Change in the Company, and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Change.

            3.12 EMPLOYEE BENEFITS

                 (a) As used in this Section 3.12, 3.15 and Section 3.19, the following term has the meaning set forth below.

                           "Employee  Plans" -- means all the employee  benefit,
                  fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, severance, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors of the Company maintained, sponsored or funded by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

                  (b) Part 3.12(b) of the Disclosure Letter lists and describes all Employee Plans. The Seller has furnished to the Buyer true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all material related documentation.

                  (c) All of the Employee Plans are and have been established, registered, invested and administered in all substantial respects in accordance with their terms and are in good standing under all applicable Legal Requirements, including Tax laws. None of the Employee Plans are defined benefit plans.

                  (d) All Company contributions or premiums under the Employee Plans have been made in accordance with the terms of the Employee Plans.

                  (e) All employee data necessary to administer each Employee Plan has been provided by the Seller to the Buyer to the extent permitted by law and is true and correct as of the date of this Agreement and the Seller will notify the Buyer of any changes thereto occurring prior to the Closing Date.

                  (f) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits), and to Seller's Knowledge there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

                  (g) No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

                  (h) None of the Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

            3.13  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS

                  (a) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that is otherwise necessary for the conduct of the business of, or to any of the assets owned or used by, the Company (other than Licenses held directly by employees of the Company as to which Seller has no Knowledge of any breach, revocation, withdrawal, cancellation or termination of any material number thereof). Except (i) as set forth in Part 3.13 of the Disclosure Letter and (ii) with respect to environmental matters which are addressed solely and exclusively in Section 3.18 hereof:

                      (i) each Governmental Authorization is valid, subsisting and in good standing and the Company is, and at all times since January 1, 1998 has been, in substantial compliance with each Legal Requirement or Governmental Authorization that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                      (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement Known to Seller or Governmental Authorization; (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; or (C) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, of any Governmental Authorization;

                      (iii) the Company has not received, at any time since January 1, 1998, any notice or other communication either in writing, or to the Seller's Knowledge, orally) from any Governmental Body regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement or Governmental Authorization, (B) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; or (C) any actual or alleged revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

                      (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part
                      3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

            3.14  LEGAL PROCEEDINGS; ORDERS

                  (a) Except(i)as set forth in Part3.14 of the Disclosure Letter and (ii) with respect to environmental matters which are addressed solely and exclusively in Section 3.18 hereof, there is no pending Proceeding that has been commenced by or against the Seller or the Company:

                      (i) that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                      (ii)that  challenges,  or that  may  have  the  effect  of
                      preventing,   delaying,   making  illegal,   or  otherwise
                      interfering with, any of the Contemplated Transactions.

                           To the  Knowledge  of Seller no such  Proceeding  has
                  been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding of the kind set forth in 3.14(a)(ii) above. Seller has provided Buyer with access to copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter.

                  (b) Except(i) as set forth in Part 3.14 of the Disclosure Letter and (ii) with respect to environmental matters which are addressed solely and exclusively in Section 3.18 hereof:

                      (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                      (ii)Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by the Company; and

                      (iii)to the Knowledge of Seller, no officer or employee of the Company is specifically and directly subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c) Except as (i) set forth in Part 3.14 of the Disclosure Letter and (ii) with respect to environmental matters which are addressed solely and exclusively in Section 3.18 hereof:

                      (i) the Company is, and at all times since January 1, 1998 has been, in substantial compliance with the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                      (ii) no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to materially comply with the terms or requirements of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                      (iii)the Company has not received, at any time since January 1, 1998, any notice or other communication (either in writing, or to the Seller's Knowledge, oral) from any Governmental Body regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

            3.15  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Part 3.15 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital (except in connection with the Amalgamation); grant of any stock option or right to purchase shares in the capital of the Company; issuance of any security convertible into such capital; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares in the capital;

                  (b) amendment to the Organizational Documents of the Company except in connection with the Amalgamation;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer(as such), or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (d) adoption of, or increase in the level of payments to or level of benefits under, any Employee Plans for or with any employees or former employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which had a Material Adverse Effect;

                  (f) entry into, termination of (other than by expiration), or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least CDN [***];

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease (other than leases of vehicles in the Ordinary Course of Business), or other disposition of any asset or property of the Company (other than dispositions of vehicles in the Ordinary Course of Business) or mortgage, pledge, hypothec, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets except for the transfer of the United States trademark registration of "PCO Services, Inc." by the Company to Seller;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of CDN [***];

                  (i) material change in the accounting methods used by the Company; or

                  (j) agreement, whether oral or written, by the Company to do any of the foregoing.

            3.16  CONTRACTS; NO DEFAULTS

                  (a) Part 3.16(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies (or, where applicable, forms), of:

                      (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of CDN [***];

                      (ii)each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of CDN [***];

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                      (iii)each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of CDN [***];

                      (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than CDN [***] and with terms of less than one year);

                      (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, and form agreements generally used with employees, consultants and contractors in respect thereof;

                      (vi)each   collective   bargaining   agreement  and  other
                      Contract to or with any labor union or other employee representative of a group of employees;

                      (vii)each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person other than payments to employees under an Employee Plan;

                      (viii)each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                      (ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services performed except for payments to employees pursuant to written policies);

                      (x) each power of attorney or procuration that is currently effective and outstanding, except as executed in the Ordinary Course of Business (with respect to customs);

                      (xi) each Contract obligating the Company for capital expenditures in excess of CDN [***];

                      (xii)each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                      (xiii)each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                  (b)  Except as set  forth in Part  3.16(b)  of the  Disclosure
                  Letter:

                      (i) Seller (and no Related Person of Seller) does not have nor may Seller acquire any rights under, and Seller does not have, nor may Seller become subject to any obligation or liability under, any Contract that relates solely to the business of, or any of the assets owned or used by, the Company; and

                      (ii) there is no shareholder agreement that restricts, in whole or in part, the ability of the directors to manage the business and affairs of the Company.

                  (c) Except as set forth in Part 3.16(c) of the Disclosure Letter,each Applicable Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and principles governing the availability of equitable remedies.

                  (d)  Except as set  forth in Part  3.16(d)  of the  Disclosure
                  Letter:

                      (i) the Company is, and at all times since January 1, 1999, has been, in substantial compliance with the terms and requirements of each Applicable Contract;

                      (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under each Applicable Contract at all times since January 1, 1999 has been, in substantial compliance with the terms and requirements of such Contract;

                      (iii)no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                      (iv) the Company has not given to or received from any other Person, at any time since January 1, 1999, any notice or other communication (either in writing, or to the Seller's Knowledge, oral) regarding any actual or alleged violation or breach of, or default under, any Applicable Contract.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (e) There are no renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

                  (f) The Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

            3.17  INSURANCE

                  (a) Seller has delivered to Buyer:

                      (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

                      (ii) true and complete copies of all pending applications for policies of insurance; and

                      (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Part 3.17(b) of the Disclosure Letter describes:

                      (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

                      (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

                  (c) Part 3.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

                      (i) a summary of the loss experience under each policy;

                      (ii) a statement describing each claim under an insurance policy for an amount in excess of CDN [***], which sets forth:

                          (A) the name of the claimant;

                          (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                          (C) the amount and a brief description of the claim;
                          and

                      (iii)a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d)  Except as set  forth on Part  3.17(d)  of the  Disclosure
                  Letter:

                       (i) To Seller's Knowledge, all policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the
                       Company:

                          (A) are valid, outstanding, and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and principles governing the availability of equitable remedies;

                          (B) are issued by an insurer that is financially sound and reputable;

                          (C) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which the Company is a party; and

                          (D) will continue in full force and effect following the consummation of the Contemplated Transactions to the extent that they provide "occurrence based" coverage.

                       (ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights in response to a
                       currently   open   claim,   or  (B)  any   notice  of
                       cancellation   or  any  other   indication  that  any
                       insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                       (iii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

                       (iv) The Company has given notice to the insurer of all current claims of which it has Knowledge that may be insured thereby.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

            3.18  ENVIRONMENTAL MATTERS

                  Except as set forth in part 3.18 of the Disclosure Letter:

                  (a) (i) no event has occurred during the last [***] years or circumstance exists that (with or without notice or lapse of time) (A) is likely to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Environmental Liabilities; or (B) is likely to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or requirement to obtain any material modification to, any Environmental Permit;

                       (ii) the Company has not received  any actual,  or to the
                  Knowledge of Seller Threatened, Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, regarding (A) any actual or alleged violation of, or failure by the Company to comply with, any Environmental Law or Environmental Permit,
                  (B) any actual or to the Knowledge of Seller Threatened obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Environmental
                  Liabilities; or (C) any actual or to the Knowledge of Seller Threatened revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Environmental Permit; and

                       (iii) each Environmental Permit is valid,  subsisting and
                  in good standing and the Company is, and at all times during the last [***] years has been, in material compliance with each Environmental Law or Environmental Permit that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) There are no pending or, to the Knowledge of Seller, Threatened claims against the Seller or the Company resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

                  (c) There are no Hazardous Materials present, at, on, in or under the Environment at any of the Facilities, other than (i) as used in the lawful conduct of the business by the Company, or (ii) which were present at the Facility in question at the later of the time the Seller acquired the Company and the Company entered into occupation of the Facility in question. The Company has not, to the Knowledge of Seller, permitted or conducted any Hazardous Activity at the Facilities except in material compliance with all applicable Environmental Laws. There are no pest control products stored at any of the Facilities currently owned, leased or operated by the Company which (a) were manufactured prior to October 30, 1996 or (b) are listed in Part I of Schedule II to the Canadian

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  Environmental Protection Act (as in force as of the date of Closing), and which the cost to properly dispose of such products would exceed [***].

                           Seller  has  delivered  to Buyer  true  and  complete
                  copies and results of any reports, and any material studies, analyses, tests, or monitoring possessed by Seller or the Company pertaining to Hazardous Materials or Hazardous
                  Activities in, on, or under the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or concerning compliance by the Company with Environmental Laws.

            3.19  EMPLOYEES

                  (a) Part 3.19 of the Disclosure Letter contains, to the extent permitted by law, complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: employer; name; age, job title; current compensation and any change in compensation since June 30, 1999; vacation accrued; banked sick days/personal choice days, if any; bonus days with pay, if any; and recognized service date for purposes of vesting and eligibility to participate in any Employee Plan or vacation plan.

                  (b) The Company does not have any written employment agreements (including any confidentiality, non-competition or proprietary rights agreements hereinafter "Proprietary Rights Agreements") with any Person except (i) form non-competition agreements with all employees; or (ii) as are listed in Part 3.16(a) of the Disclosure Letter. Further, to Seller's Knowledge no employee of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non competition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that adversely affects (i) his ability to perform his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee. To Seller's Knowledge (excluding the knowledge of the officer or key employee in question), no officer or other key employee of the Company intends to terminate his employment with the Company.

                  (c) No retired employee or director of the Company, or their dependents are currently receiving benefits or scheduled to receive benefits from the Company in the future; other than pursuant to the terms of an Employee Plan or pursuant to a Legal Requirement.

                  (d) The Company is in substantial compliance with Legal Requirements respecting employment and employment practices, terms and conditions of employment, pay equity, wages and hours of work, immigration, human rights, health and safety. The Company is not liable for the payment of any compensation, damages, taxes, fine, penalties or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.

                  (e) All amounts due or accruals due for all salary, wages, bonuses, commissions, vacations with pay, banked sick days, personal choice days, bonus days, pension benefits or other employee benefits are reflected in the Balance Sheet if and to the extent required by GAAP to be so reflected.

                  (f) Except as set forth in Part 3.19 of the Disclosure Letter, no individual employee, officer, director, agent, consultant or advisor has any agreement as to length of employment or retainer, length of notice or severance or termination payment required to terminate his or her employment or retainer or any combination thereof or any entitlement upon change of control of the Company or the contemplated transactions, other than such as results from Legal Requirements or a written policy of the Company applicable to any particular class or classes of employees, which policy is set forth in the Company's Policy Manual or in Schedule 3.12 to the Disclosure Letter.

            3.20  LABOR RELATIONS; COMPLIANCE

     Except as set forth in Part 3.20 of the Disclosure Letter, since January 1, 1999 the Company has not been and is not a party to any collective bargaining or other labor Contract with any trade union or employee association nor is any collective agreement being negotiated except that a collective bargaining agreement is currently being negotiated with respect to certain employees of the Company located in the province of Quebec. Except as set forth in Part 3.20 of the Disclosure Letter, since January 1, 1999, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any applicable labor relations board or any comparable government body or under any applicable human rights, employment standards, workers compensation or occupational health and safety legislation, or (c) any application for certification of a collective bargaining agent received by or advised to the Company. To Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and the Company contemplates no such action. No trade union or employee association has applied to have the Company declared a related or successor employer pursuant to any applicable labor relations or employment Legal Requirement.

            3.21  INTELLECTUAL PROPERTY

                  (a) Intellectual Property Assets -- The term "Intellectual Property Assets" means:

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                      (i) the name "PCO Services", all business names, trading names, registered and unregistered trademarks, service marks, and applications which are used in the conduct of the business of the Company as currently conducted and are described on Part 3.21(e) of the Disclosure Letter (collectively, "Marks");

                      (ii) all patents, patent applications, and inventions and discoveries that may be patentable which are used in the conduct of the business of the Company as currently conducted (collectively, "Patents");

                      (iii)all copyrights in both published works and unpublished works which are used in the conduct of the business of the Company as currently conducted (collectively, "Copyrights"); and

                      (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by the Seller or the Company as licensee or licensor with respect to the business of the Company as currently conducted (collectively, "Trade Secrets").

                  (b) Agreements -- Part 3.21(b) of the Disclosure Letter contains a complete and accurate list of all Applicable Contracts relating to Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than CDN [***] under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c) Know-How Necessary for the Business

                      (i)  The  Intellectual   Property  Assets  are  all  those
                      necessary for the operation of the Company's business as it is currently conducted.

                  (d) Patents - Neither Seller nor the Company holds any Patents applicable to the business of the Company.

                  (e) (i) Part 3.21(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Seller or the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                      (ii) All Marks that have been registered with the US Patent and Trademark Office or the CIPO are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and payment of renewal fees), and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) No Mark has been or is now involved in any opposition or cancellation proceeding and, to Seller's
                      Knowledge, no such action is Threatened with the respect to any of the Marks.

                      (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                      (v) To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way and none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (f) Copyrights - Neither Seller nor the Company has any registered copyrights applicable to the business of the Company.

                  (g) Trade Secrets

                      (i) Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                      (ii)Either the Seller or the Company has the right (but not necessarily exclusive) to use the Trade Secrets.
                      To Seller's Knowledge, no Trade Secret has been Threatened in any way.

            3.22  CERTAIN PAYMENTS

     Since January 1, 1989, neither the Company nor any director, officer, agent, or employee of the Company, or to Seller's Knowledge any other Person associated with or acting for or on behalf of the Company, while acting on behalf of the Company has (a) directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, or (b) intentionally established or maintained any fund or asset that has not been recorded in the books and records of the Company.

            3.23  DISCLOSURE

                  (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            3.24  RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth in Part 3.24 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company' businesses. Except as set forth in Part
3.24 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.24 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

            3.25  BROKERS OR FINDERS

     Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

            3.26  YEAR 2000 COMPLIANCE

     Seller and the Company have (i) undertaken a detailed inventory, review, and assessment of all areas within and affecting the Company' business and operations that could be adversely affected by the failure of the Company to be "Year 2000 Compliant" (as hereinafter defined), (ii) developed a plan and time line for the Company becoming Year 2000 Compliant, (iii) implemented that plan in accordance with the specified timetable, and (iv) as a result thereof, the operations and business of the Company is currently, or will be Year 2000 Compliant on or before the Closing Date. As used herein, "Year 2000 Compliant"
shall mean that all software, embedded microchips and other processing capabilities utilized by the Company on existing computer hardware resources which are critical to the functioning of the business of the Company will correctly process, sequence, and calculate, without interruption, all date and date related data for all dates to, through and for 20 years after January 1, 2000, including leap year calculations.

            3.27  INVESTMENT CANADA ACT

The book value of the assets of the Company as shown on the most recent year-end balance sheet of the Company prepared in accordance with GAAP was less than CDN. $184 million. The Company is not engaged in any of the following businesses:

                  (i) production of uranium or ownership of an interest in a producing uranium property in Canada;

                  (ii) any service of a financial  nature offered by a financial
                  institution   excluding  the   underwriting   and  selling  of
                  insurance policies;

                  (iii) carriage of passengers or goods from one place to another by any means, including carriage by air, by rail, by water, by land and by pipeline (except for its own internal distribution);

                  (iv) the publication, distribution or sale of books, magazines, periodicals or newspapers in print or machine readable form, other than the sole activity of printing or typesetting of books, magazines, periodicals or newspapers (except for (x) advertising materials or (y) training materials used by the Company's employees);

                  (v) the production, distribution, sale or exhibition of film or video recordings (except for (x) advertising materials or (y) training materials used by the Company's employees);

                  (vi) the production, distribution, sale or exhibition of audio or video music recordings;

                  (vii) the publication, distribution or sale of music in print or machine readable form; or

                  (viii) radio communication in which the transmissions are intended for direct reception by the general public, any radio or television broadcasting undertakings and any satellite programming and broadcast network services.

            3.28  LIMITATION ON WARRANTIES

     Except as expressly set forth in this Article 3, Seller makes no express or implied warranty of any kind whatsoever including, without limitation, any representation as to the value of any of the assets of the Company or the future profitability or future earnings of the Company. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

        4.  REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            4.1   ORGANIZATION AND GOOD STANDING

                  Buyer is a corporation duly incorporated, organized, validly existing, and in good standing under the laws of the province of New Brunswick.

            4.2   AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                      (i) any provision of Buyer's Organizational Documents;

                      (ii)any resolution adopted by the board of directors or the shareholders of Buyer;

                      (iii)any Legal Requirement or Order to which Buyer may be subject; or

                      (iv)any Contract to which Buyer is a party or by which Buyer may be bound.

     Except as set forth in Schedule 4.2, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

            4.3   INVESTMENT INTENT

     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

            4.4   CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, (i) no such Proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may serve as a basis for commencement of any such Proceeding.

            4.5   BROKERS OR FINDERS

     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE

            5.1   ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access during normal business hours to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data (provided, however, to the extent Buyer deems subsurface testing to be necessary, Buyer will coordinate with Seller to ensure (i) minimum disruption of the business of the Company, (ii) that such subsurface testing will be subject to such reasonable terms and conditions as Seller may impose including indemnity of Seller and the Company for all liabilities and expenses relating to or caused by such testing and (iii) that a representative of Seller will be present at all times and shall be entitled to obtain split samples), (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

            5.2   OPERATION OF THE BUSINESSES OF THE COMPANY

     Between the date of this Agreement and the Closing Date, unless Buyer consents otherwise, Seller will, and will cause the Company to:

                  (a) conduct the business of the Company only in the Ordinary Course of Business (except for the continuance of the Company to Nova Scotia and the consummation of the Amalgamation);

                  (b) use its Best Efforts (consistent with its past practices) to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                  (c) confer with Buyer concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

            5.3   NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any reasonable affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.15 is more likely than not to occur.

            5.4   REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by or reasonably deemed advisable by the Buyer to be made by them, in order to consummate the Contemplated Transactions (including all filings under the Competition Act and the Investment Canada Act, if applicable) to the extent such filings have not been made prior to the date hereof. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to,
(a) cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 7.3; provided that except as provided in Section 11.1, this Agreement will not require Seller to pay funds to third parties or dispose of or make any change in any portion of its business or to incur any other burden in order to cooperate or to obtain a Governmental Authorization.

            5.5   NOTIFICATION

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Any such supplements, shall have the effect of modifying the representations and warranties of Seller from and after the Closing for purposes of Article 10 hereof. During the

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that will make the satisfaction of the conditions in Section 7 impossible or likely not to occur.

            5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

     Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to [***] by either [***] or any [***] of either [***] to be paid in full prior to Closing and will terminate all existing lines of credit (other than as provided under the leases set forth in the Disclosure Letter) available to the Company to the extent it has not done so prior to the date hereof.

            5.7   NO NEGOTIATION

     Until such time,  if any,  as this  Agreement  is  terminated  pursuant  to
Section 9, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or as otherwise contemplated hereby) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

            5.8   BEST EFFORTS

     Except as set forth in the proviso to Section 5.4, between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

      6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE

            6.1   APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to or deemed advisable by the Buyer to be made by them, in order to consummate the Contemplated Transactions (including all filings under the Competition Act and the Investment Canada Act, if applicable). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 7.3 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

             6.2   BEST EFFORTS

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

            6.3   KNOWLEDGE OF MISREPRESENTATIONS AND OMISSIONS

     As of the date hereof, Buyer has no Knowledge of any material misrepresentations or omissions in the representations and warranties of the Seller in this Agreement and the Disclosure Letter, and prior to the Closing, Buyer shall promptly notify Seller if Buyer obtains Knowledge that the representations and warranties of Seller in this Agreement and the Disclosure Letter are not true and correct in all material respects or if any of them contain errors or omissions. Buyer shall cause Zia Siddiqui (who is a former employee of Seller, and is a current employee of Buyer) to reasonably cooperate with Seller in the preparation of the Disclosure Letter.

      7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

            7.1   ACCURACY OF REPRESENTATIONS

                  (a) All of Seller's representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing, without giving effect to any supplement to the Disclosure Letter; and each of Seller's representations and warranties (considered individually), if not accurate in all material respects as of the date of this Agreement or as of the Closing Date, must not have a Material Adverse Effect.

                  (b) Each of Seller's representations and warranties in Sections 3.3, 3.12 and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

            7.2   SELLER'S PERFORMANCE

                  (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered pursuant to Section
                  2.4 must have been delivered, and each of the other covenants and obligations in Section 5.4 must have been performed and complied with in all respects.

            7.3    CONSENTS

     Each of the Consents identified Schedule 7.3 which the parties have agreed are the material Consents out of those set forth in Part 3.2 of the Disclosure Letter and Schedule 4.2, must have been obtained and must be in full force and effect.

            7.4   NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

            7.5   NO CLAIM REGARDING SHARES OWNERSHIP OR SALE PROCEEDS

     There must not have been made or Threatened by any Person (other than Seller) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any shares of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

            7.6   COMPETITION ACT

     The Seller, the Company and the Buyer shall each have filed all notices and information required under Part IX of the Competition Act or deemed advisable by the Buyer, and shall have satisfied any request for additional information thereunder and the applicable waiting periods and any extensions thereof shall have expired without the threat of restraint or challenge, or the Buyer shall have received an Advance Ruling Certificate ("ARC") pursuant to section 102 of the Competition Act stating that the Commissioner of Competition appointed thereunder is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the transaction contemplated by this Agreement.

            7.7   BOARD APPROVAL

     The Contemplated Transactions shall have been approved by the Board of Directors of Orkin Exterminating Company, Inc. ("Orkin"), Buyer's parent corporation.

      8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                  Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

            8.1   ACCURACY OF REPRESENTATIONS

     All of Buyer's representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing.

            8.2   BUYER'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) , and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, must have delivered the Closing Cash Payment in the manner contemplated in Section 2.4, subject to any withholding under Section 2.7 and each of the covenants and obligations in Section 6.1 must have been performed and complied with in all respects.

            8.3   CONSENTS

     Each of the Consents identified in Schedule 7.3 must have been obtained and must be in full force and effect; provided, however, that Buyer may waive the requirement to obtain a Consent, if such waiver will not have an economic consequence to Seller, and if such requirement is waived, then the failure to obtain the applicable Consent shall not be a condition precedent to Seller's obligation to close.

            8.4   AMALGAMATION

     The Amalgamation shall have occurred and the Company shall be continuing as a NSULC.

            8.5   NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the

     Contemplated Transactions or the Amalgamation, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions or the Amalgamation.

            8.6   BOARD APPROVAL

     The Contemplated Transactions shall have been approved by the Boards of Directors of Seller and of S.C. Johnson & Son, Inc.

      9.    TERMINATION

            9.1   TERMINATION EVENTS

     This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 have not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and Seller; or

                  (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 5, 1999, or such later date as the parties may agree upon.

            9.2   EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      10.   INDEMNIFICATION; REMEDIES

            10.1  SURVIVAL

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Sections 2.4(a)(v) and 2.4(b)(ii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

            10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

     Seller will indemnify and hold harmless Buyer and the Company, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (d) any loss, cost, or liability (including punitive damages, legal fees and other expenses) not otherwise covered by insurance that the Buyer or the Company may incur as a result of, or relating to, those items set forth in Part 3.14 of the Disclosure Schedule; or

                  (e) any fixed obligation for a specified sum of money which arose or accrued before the Closing Date which should have been (in accordance with GAAP) reflected on the Company's balance sheet used in the determination of Adjusted Net Worth, but which was not so reflected .

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

            10.3  EXCLUSIVE REMEDY

     Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Contemplated Transactions shall be pursuant to the indemnification provisions set forth in this Article 10; provided, however, that notwithstanding the foregoing, Buyer shall be entitled to seek equitable remedies (including, without limitation, specific performance) with respect to Breaches, or contemplated Breaches, of Sections 2.1, 2.5, 5.1, 5.4, 11.3, 11.6 and any breach of the Noncompetition Agreement. Except with respect to the indemnification claims under this Article 10, equitable remedies as set forth in the preceding sentence, remedies based on fraud, intentional breaches of this Agreement, or intentional misrepresentations, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller, including without limitation any such rights, claims or causes or action relating to environmental matters, relating to the subject matter of this Agreement and the Contemplated Transactions arising under or based upon any federal, provincial, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. Buyer further acknowledges and agrees that (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller or its Representatives or any other Person or entity either express or implied with respect to the Company and (ii) except as expressly provided in this Article 10, it shall have no claim or right to indemnification based on any information, documents or materials furnished by Seller or its Representatives or any other Person, including any information, documents or material made available to Buyer in expectation of the Contemplated Transactions.

            10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, controlling persons and affiliates, and will pay to Seller or such persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any liabilities of the Company which accrue on or after the Closing Date, or which are not subject to indemnification by Seller pursuant to Section 10.2(d) hereof; (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions or
(e) any actual or alleged failure of Buyer to comply with the Investment Canada Act in connection with the Contemplated Transactions.

            10.5  TIME LIMITATIONS

     If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.10, 3.12, and 3.18, unless on or before the [***] of the Closing Date a claim has arisen, or Buyer has a reasonable good faith basis for determining that a claim will be

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

asserted, and Buyer notifies Seller of such claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.10, 3.12, or 3.18, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with on or prior to the Closing Date, may be made at any time during the applicable statute of limitations for such underlying claim.

            10.6  LIMITATIONS ON AMOUNT - SELLER

     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 until the total of all Damages with respect to such matters exceeds US [***] (the "Basket") and then only for the amount by which such Damages exceed the Basket. Seller shall also have no liability for Damages in excess of [***] of the Purchase Price
(the "Cap"); provided that the Basket and the Cap shall be inapplicable to any Damages attributable to intentional breaches of this Agreement, intentional misrepresentation, or fraud. Furthermore, and notwithstanding the foregoing, (A) neither the Basket nor the Cap shall be applicable to Damages attributable to
(i) the indemnification obligation contained in Sections 10.2(d) and 10.2(e) hereof; (ii) a Breach of the representation and warranty with respect to environmental matters set forth in Section 3.18; or (iii) a Breach of the representation and warranty with respect to tax matters contained in Section 3.10; and (B) the Basket shall not be applicable to Damages attributable to a Breach of the representation and warranty on Year 2000 compliance set forth in
Section 3.26 (notwithstanding any qualifiers to such representations and warranties included in Part 3.26 of the Disclosure letter), provided that Seller will have no liability (for indemnification or otherwise) with respect to such Damages until the total of all Damages with respect to such Section 3.26 exceeds US [***] and then only for the amount by which such Damages exceed US [***].

            10.7  LIMITATIONS ON AMOUNT - BUYER

     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4 until the total of all Damages with respect to such matters exceeds the Basket and then only for the amount by which such Damages exceed the Basket. Buyer shall also have no liability for Damages in excess of the Cap; provided that the Basket and the Cap shall be inapplicable to any Damages attributable to intentional breaches of this Agreement, intentional misrepresentation, or fraud. Furthermore, and notwithstanding the foregoing, neither the Basket nor the Cap shall be applicable to Damages attributable to the indemnification obligation contained in Sections 10.4(c) and 10.4(e) hereof.

            10.8  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

                  (a)  Promptly  after  receipt by an  indemnified  party  under
                  Section 10.2 or 10.4 of notice of the commencement of any Proceeding against it (or, in the case of a claim for indemnification by Buyer under Section 10.2(d) hereof, upon receipt of a notice from an insurance carrier denying coverage or rejecting a claim relating to the litigation referenced in such Section), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding or its determination that the claim is not subject to indemnification hereunder, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            10.9  PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      11.   GENERAL PROVISIONS

            11.1  EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay one-half and Seller will pay one-half of (i) the Competition Act filing fee, and (ii) any amounts required to obtain the consents listed on Schedule 7.3. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party. Upon consummation of the Contemplated Transactions, Buyer shall pay, in addition to the Purchase Price, any Taxes applicable in connection with the purchase of the Seller Intellectual Property Assets and/or the execution of the Noncompetition Agreement (including, without limitation, any applicable Goods and Services Tax in Canada).

            11.2  PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines; provided, however, that Buyer shall give reasonable notice to Seller before making any public announcement with respect to such matters, and shall allow Seller reasonable time to comment on such release or announcement in advance of such release or announcement. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller, shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person who does not have the "need to know". Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

            11.3  CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written information furnished by another party or the Company in connection with this Agreement or the Contemplated

Transactions, unless (a) such information is already known to such party or is provided to such party by another not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Notwithstanding any implication to the contrary contained herein, the Confidentiality Agreement dated as of July 26, 1999, between Seller and Orkin shall remain in full force and effect.

            11.4  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         If to Seller:        S.C. Johnson Commercial Markets, Inc.
                              8310 16th Street
                              Sturtevant, Wisconsin 53177
                              Attn: General Counsel
                              Telecopy number: (414) 631-4021
         If to Buyer:         Orkin Canada, Inc.
                              2170 Piedmont Road, N.E.
                              Atlanta, Georgia 30324
                              Attn: President
                              Telecopy number: (404) 888-2279

         With a copy to:      General Counsel
                              Rollins, Inc.
                              P.O. Box 647
                              Atlanta, Georgia 30301
                              Telecopy number: (404) 888-2731
         and to:              Arnall Golden & Gregory, LLP
                              1201 West Peachtree Street
                              2800 One Atlantic Center
                              Atlanta, Georgia 30309-3450
                              Attn: Jonathan Golden, Esq.
                              Telecopy number: (404) 873-8701

            11.5  ARBITRATION

     Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby shall, except with respect to seeking equitable remedies, be settled exclusively by arbitration in the City of Washington, D.C. Such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then prevailing rules (except as otherwise provided herein), by one independent and impartial arbitrator. Notwithstanding anything to the contrary provided above, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. The fees and expenses of the AAA and the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the prime interest rate as set forth in the "Money Rates" section of the Wall Street Journal on the date of such award to the prevailing party. Pre-arbitration discovery shall be permitted in accordance with the rules of the AAA. The arbitrator shall render his award within 90 days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the Contemplated Transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 11.5 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

            11.6     FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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            11.7  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            11.8  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Terms Sheet between Buyer and Seller dated August 27, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            11.9  DISCLOSURE LETTER

                  (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement; provided, however, that the Disclosure Letter may, by explicit reference, cross-reference specific disclosures that may be applicable to more than one Section of the Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

            11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer provided that in such case Buyer shall continue to remain

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liable under this Agreement.  Subject to the preceding sentence,  this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

            11.11 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            11.12 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            11.13 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            11.14 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

            11.15 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS  WHEREOF,  the parties  have  executed  and  delivered  this
Agreement as of the date first written above.


                                          BUYER:

                                          ORKIN CANADA, INC.


                                          By:____________________________

                                          Its:___________________________



                                          CMI:

                                          S.C. JOHNSON COMMERCIAL MARKETS, INC.


                                          By:____________________________

                                          Its:___________________________



                                          EXPANSION:

                                          ORKIN EXPANSION, INC.


                                          By:____________________________

                                          Its:___________________________

                                          JPI:

                                          S.C. JOHNSON PROFESSIONAL, INC.

                                          By:____________________________

                                          Its:___________________________

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